Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES ANNUAL AND FOURTH QUARTER RESULTS

Annual Total Revenue increased 20% driven by revenue

from the recently acquired etailz segment

Albany, NY, March 16, 2017-- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for the 13 (“Fourth Quarter”) and 52 week periods (“Fiscal 2016”) ended January 28, 2017.

“Our results demonstrate the importance, benefit and potential of our acquisition of etailz. Trans World’s sales growth is directly attributable to the diversification of our business into the fastest growing segment of retail: the digital marketplace. In our FYE segment, although we experienced double digit growth in our lifestyle categories, we were impacted by negative mall traffic and the ongoing disruption in our heritage media categories. These headwinds will continue to impact our brick and mortar business in 2017 and we will continuously evaluate our store portfolio. At the same time, with etailz contributing a quarter of our sales and trending upward, our business is correctly positioned for growth,” commented Mike Feurer, Company CEO.

Mr. Feurer added, “Our strategy for 2017 will focus on embracing changing consumer preferences, reallocating our resources and enhancing our capabilities to better serve our customers in the channel of their choice. Our progress onboarding digital and marketing talent, accelerated through the etailz acquisition, will enable the Company to continue to build upon its credibility with fans of entertainment and pop culture. Trans World is diversifying through re-platforming and upgrading our digital foundation, collaborating with entertainment partners, embracing a data and development approach, and immediately immersing into the vibrant digital marketplace. etailz’s expertise and marketplace leadership, coupled with fye’s experience in the entertainment category, unlocks a unique opportunity for Trans World to engage, compete, and thrive.”

Fourth Quarter Overview - Consolidated

•	In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Results for etailz are included in our financial statements beginning October 17, 2016, the date of the closing of the acquisition (“Post Acquisition Period”).

•	Total revenue increased 20% to $147.1 million compared to $122.7 million in the Fourth Quarter 2015, driven by $36.4 million in revenue from etailz.

•	Net income was $7.9 million, or $0.22 per diluted share, for the 13 weeks ended January 28, 2017, compared to $9.9 million, or $0.32 per diluted share for the 13 weeks ended January 30, 2016.

•	Operating income was $8.7 million compared to operating income of $10.2 million for the Fourth Quarter of 2015.

•	Adjusted EBITDA (a non-GAAP measure) was $10.8 million compared to $11.8 million for the Fourth Quarter of 2015 (see note 1).

•	Cash and cash equivalents as of January 28, 2017 was $28.0 million, compared to $104.3 million at January 30, 2016. The primary use of cash was $65 million related to the acquisition and operations of etailz. Additional uses of cash included investments in new and remodeled stores, technology enhancements and the chain wide rollout of new marketplace fixtures to support the shift in our merchandise assortment.
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Segment Highlights

	Thirteen Weeks Ended January 28, 2017	Thirteen Weeks Ended January 30, 2016	Fiscal Year Ended January 28, 2017	Fiscal Year Ended January 30, 2016
Total Revenue
FYE	$110,673	$122,681	$313,211	$339,504
Etailz	36,436	-	40,259	-
Total Company	$147,109	$122,681	$353,470	$339,504

Gross Profit
FYE	$41,274	$47,291	$124,735	$135,416
Etailz	8,984	-	9,924	-
Total Company	$50,258	$47,291	$134,659	$135,416

Income (Loss) From Operations
FYE	$8,358	$10,248	$(1,932)	$4,571
Etailz	705	-	677	-
Acquisition related costs	(367)	-	(3,063)	-
Total Company	$8,696	$10,248	$(4,318)	$4,571

Fourth Quarter Overview - fye

•	The fye segment recorded operating income of $8.4 million for Fourth Quarter as compared to operating income of $10.2 million for the Fourth Quarter of 2015.

•	Total revenue declined 9.8% for the fye segment. Comparable store sales declined 6.9% compared to the same quarter last year, as a comp increase of 18% in our trend categories did not fully offset a 22% decline in our heritage media categories. The trend category represented 38% of business for Fourth Quarter as compared to 29% in the same period last year.

•	Gross profit for the Fourth Quarter was $41.3 million, or 37.3% of revenue, compared to $47.3 million, or 38.5% of revenue, for the same period last year. The decline in gross margin as a percentage of revenue was due to higher inventory markdowns to sell off seasonal merchandise.

•	Selling, general and administrative (“SG&A”) expenses decreased $5.2 million, or 14.6%, for the Fourth Quarter to $30.4 million, or 27.5% of revenue, compared to $35.6 million, or 29.0% of revenue, for the same period last year. The decline in SG&A expenses was due to lower performance-based compensation, a gain on the sale of property and lower expenses due to fewer stores in operation.

Fourth Quarter Overview - etailz

•	The etailz segment recorded operating income of $0.7 million for the Fourth Quarter.

•	Total revenue for the Fourth Quarter was $36.4 million.

•	Total gross profit for the Fourth Quarter was $9.0 million, or 24.7% of sales.

•	Total SG&A expenses for the Fourth Quarter were $8.2 million, or 22.5% of sales.
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Fiscal 2016 Overview - Consolidated

•	Net income was $2.8 million, or $0.09 per diluted share, for the 52 weeks ended January 28, 2017 (“Fiscal 2016”), compared to $2.7 million, or $0.09 per diluted share for the 52 weeks ended January 30, 2016 (“Fiscal 2015”).

•	Total revenue increased 4.1% to $353.5 million compared to $339.5 million in Fiscal 2015, driven by $40.3 million in revenue from etailz for the Post Acquisition Period.

•	Operating loss was $4.3 million compared to operating income of $4.6 million for Fiscal 2015.

•	Included in the results are $3.1 million in acquisition related expenses during Fiscal 2016.

•	Adjusted EBITDA was $6.6 million compared to $8.0 million for Fiscal 2015.

•	Interest expense was $0.8 million compared to $1.9 million for Fiscal 2015.

•	During Fiscal 2016, in connection with the acquisition of etailz, the Company recognized a tax benefit of $7.0 million related to the reduction of its valuation allowance equivalent to the net deferred tax liabilities recorded on the etailz opening balance sheet.

•	Inventory, including $16.4 million from etailz, was $126 million at the end of Fiscal 2016, versus $120 million, at the end of Fiscal 2015. Excluding the impact of etailz, inventory per square foot was $69 at the end of Fiscal 2016, the same level as the end of Fiscal 2015.

Fiscal 2016 Overview - fye

•	The fye segment recorded an operating loss of $1.9 million for Fiscal 2016 as compared to operating income of $4.6 million for fiscal 2015.

•	Total revenue declined 7.7% for the fye segment. Comparable store sales declined 3.6% compared to the same period last year, as a 31% comp increase in the trend category was offset by an 17% decline in our heritage media categories. The trend category represented 32% of business for Fiscal 2016 as compared to 22% in Fiscal 2015.

•	The Company ended Fiscal 2016 with 284 stores in operation as compared to 299 at the end of Fiscal 2015.

•	Gross profit for the Fiscal 2016 was $124.7 million, or 39.8% of revenue, compared to $135.4 million, or 39.9% of revenue, for Fiscal 2015.
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•	Selling, general and administrative (“SG&A”) expenses decreased $7.1 million, or 5.7%, for the Fiscal 2016 to $119.0 million, or 38.0% of revenue, compared to $126.2 million, or 37.2% of revenue, for the same period last year. The decline in SG&A expenses was due to lower performance-based compensation and lower expenses due to fewer stores in operation.

Fiscal 2016 Overview - etailz

•	The etailz segment recorded operating income of $0.7 million for the Post Acquisition Period.

•	Total revenue for the Post Acquisition Period was $40.3 million.

•	Total Gross Profit for the Post Acquisition Period was $9.9 million, or 24.7% of sales.

•	Total SG&A expenses for the Post Acquisition Period were $9.1 million, or 22.7% of sales.

Trans World will host a teleconference call today, Thursday, March 16, 2017, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Fiscal Year Ended
	January 28,	% to	January 30,	% to	January 28,	% to	January 30,	% to
	2017	Revenue	2016	Revenue	2017	Revenue	2016	Revenue

Net sales	$145,544		$121,321		$348,672		$334,661
Other revenue	1,565		1,360		4,798		4,843
Total revenue	$147,109		$122,681		$353,470		$339,504

Cost of sales	96,851	65.8%	75,390	61.5%	218,811	61.9%	204,088	60.1%
Gross profit	50,258	34.2%	47,291	38.5%	134,659	38.1%	135,416	39.9%

Selling, general and administrative expenses	38,059	25.9%	35,614	29.0%	130,166	36.8%	126,177	37.2%

Depreciation and amortization	3,503	2.4%	1,429	1.2%	8,811	2.5%	4,668	1.4%
Income (loss) from operations	8,696	5.9%	10,248	8.4%	(4,318)	-1.2%	4,571	1.3%

Interest expense	252	0.2%	408	0.4%	775	0.2%	1,861	0.5%
Other income	(13)	-0.1%	(76)	-0.1%	(1,081)	-0.3%	(160)	0.0%

Income (loss) before income taxes	8,457	5.7%	9,916	8.1%	(4,012)	-1.1%	2,870	0.8%
Income tax expense (benefit)	585	0.4%	48	0.0%	(6,773)	-1.9%	181	0.1%

Net income	$7,872	5.4%	$9,868	8.1%	$2,761	0.8%	$2,689	0.7%

Basic and diluted income per common share	$0.22		$0.32		$0.09		$0.09

Weighted average number of common shares outstanding - basic	36,179		31,098		32,162		31,167

Weighted average number of common shares outstanding - diluted	36,314		31,249		32,321		31,323

SELECTED BALANCE SHEET CAPTIONS:					January 28,		January 30,
(in thousands, except store data)					2017		2016

Cash and cash equivalents					$27,974		$104,311
Merchandise inventory					126,004		120,046
Fixed assets (net)					45,097		30,665
Accounts payable					52,307		51,888
Borrowings under line of credit					-		-
Long-term capital lease obligations, less current portion					-		-
Stores in operation, end of period					284		299
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Notes:

1.	Reconciliation of net loss to adjusted EBITDA:

Adjusted EBITDA is defined as net income, adjusted to exclude: (i) income tax; (ii) other expense (income); (iii) interest expense; (iv) depreciation and amortization; (v) acquisition related expenses, (vi) acquisition related compensation expenses and (vii) one-time items. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings, net earnings from continuing operations or cash flows from operating activities, as determined in accordance with GAAP. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. A reconciliation of net loss to adjusted EBITDA appears below.

(in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016

Net income	$7,872	$9,868	$2,761	$2,689
Income tax expense	585	48	(6,773)	181
Other income	(13)	(76)	(1,081)	(160)
Interest expense	252	408	775	1,861
Operating income	8,696	10,248	(4,318)	4,571
Depreciation and amortization	3,503	1,429	8,811	4,668
Acquisition related expenses*	(551)	-	1,981	-
Gain on sale of property	(1,164)	-	(1,164)	-
Reclassification of lease for corporate office	310	103	1,240	103
One-time reimbursement of expenses related to a legal settlement	-	-	-	(1,367)
Adjusted EBITDA	$10,794	$11,780	$6,550	$7,975
* - Excludes amortization of intangible assets included in depreciation and amortization.

Trans World Entertainment is a unique omni-channel retailer coupling a long history of specialty retail experience with digital marketplace expertise.  For over 40 years, the company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name FYE for your entertainment and on the web at www.fye.com and www.secondspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new

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distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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